UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to or Rule 14a-12

Farmers & Merchants Bancorp
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 1, 2022
Dear Fellow Shareholder:

I invite you to attend our Annual Meeting the (“Annual Meeting” or “Meeting”) of Shareholders of Farmers & Merchants Bancorp (the “Company” or “FMCB”). The Meeting will be held at 4:00 P.M., Pacific Daylight Time, on May 16, 2022 by means of remote communication (commonly referred to as a “virtual” meeting). You will find information in the enclosed proxy statement on how to attend the Meeting. The Board of Directors has determined that the 2022 Annual Meeting will once again be held over the web in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. We expect to resume holding our Annual Meetings in person in 2023, if we do not see a resurgence of the COVID-19 disease and such variants.

Your vote is important, regardless of the number of shares you hold. We will begin mailing  proxy statements and the Company’s 2021 annual report on or about April 8, 2022.

Even if you do not plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible by mail, telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will  ensure  that  your  shares are represented at the Meeting.  Also, please retain a copy of your proxy card, since  you will need information on the proxy card to access the virtual meeting.

Our Board and management are committed to the success of the Company. We endeavor to support all stakeholders, including our shareholders, clients, associates, and the communities we serve. Thank you for your continued confidence and support.

Sincerely,

Kent A. Steinwert
Chairman, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2022

NOTICE is hereby given that the 2022 Annual Meeting of Shareholders of Farmers & Merchants Bancorp will be held:

DATE	May 16, 2022

TIME	4:00 p.m. Pacific Daylight Time

LOCATION (VIRTUAL)
This year’s Annual Meeting will be conducted solely online via live webcast. There is no physical location for the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares by mail, telephone, or the internet. You will be able to submit your questions during the meeting by logging into www.meetnow.global/MQV4GDR. Additionally, you will need to enter the 15 digit control number that is printed in the shaded bar on the front of your proxy card.

ITEMS OF BUSINESS

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.

RECORD DATE
Holders of record of the Company’s voting common stock at the close of business on March 22, 2022 (the “Record Date”) will be entitled to vote at the Meeting or any adjournment or postponement of the Meeting.

ANNUAL REPORT
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (“SEC”) on March 16, 2022 (the “Annual Report”), accompanies this proxy statement.

AVAILABLE MATERIALS	The Company’s proxy statement and the Annual Report are also available on the internet at www.fmbonline.com.

PROXY VOTING
It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing the enclosed proxy card and returning it by mail. Registered shareholders, that is, shareholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please vote today.

MEETING ADMISSION
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the notice or on the proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual Meeting.

To register to attend the virtual Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Farmers & Merchants Bancorp holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 9, 2022. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to the following:

Email:

Forward the email from your broker, or attach an image of your legal proxy to legalproxy@computershare.com.

Mail:
Computershare
Farmers & Merchants Bancorp Legal Proxy
P.O. Box 43001 Providence, RI 02940-3001

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

Please complete, sign and date, as promptly as possible, the enclosed proxy and immediately return it in the envelope provided for your use. This is important whether or not you plan to join the virtual annual meeting. The giving of such proxy will not affect your right to revoke such proxy or to vote online, should you join the virtual annual meeting. Please retain a copy of your proxy card since you will need information on the card to access the virtual meeting.

April 1, 2022

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark K. Olson
Mark K. Olson
Corporate Secretary

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2022

General Information

The Board of Directors (the “Board of Directors” or “Board”) is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually on May 16, 2022, at 4:00 p.m., Pacific Daylight Time. In this Proxy Statement, Farmers & Merchants Bancorp may also be referred to as “we,” “our” or “the Company.” The Notice of Annual Meeting, Proxy Statement, and a proxy or voting instruction card (the “Proxy Card”), together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), are being mailed starting on or about April 8, 2022.

Items of Business

The Board is asking you to vote on the following items at the Annual Meeting:

No.	Proposal
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.

Who Can Vote

Only shareholders of record at the close of business on March 22, 2022 (the “Record Date”), will be entitled to vote online at the virtual meeting or by proxy. On the Record Date, there were 785,146 shares of common stock outstanding and entitled to vote. Holders of common stock of the Company are entitled to one vote for each share held. However, with respect to the election of Directors, each shareholder may be eligible to exercise cumulative voting rights.

Notice and Access (Electronic Proxy)

Farmers & Merchants Bancorp offers electronic access in lieu of mail delivery of our Annual Report and Proxy Statement. Should you want to discontinue receiving a paper copy of our Annual Report and Proxy Statement, please sign up at www.envisionreports.com/FMCB. You may rescind electronic access at any time.

If you make this election, shortly before each annual meeting you will receive a proxy card, along with voting instructions and the web address where you can access that year’s annual report and proxy statement.

If you have any questions regarding electronic access, please call Mark K. Olson, Corporate Secretary, at (209) 367-2485.

Voting of Proxies

The shares represented by all properly executed proxies received in time for the virtual meeting will be voted in accordance with the shareholders’ choices specified therein.

Voting Requirements

In the election of Directors, the seven (7) director nominees receiving the most affirmative votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of Directors. For each matter other than the election of Directors, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the matter shall be the act of the shareholders and, therefore, abstentions as to a particular proposal will have the same effect as a vote against that proposal and broker non-votes will have no effect on the vote.

Number of Shares Required to be Present to Hold the Meeting

A majority of the shares entitled to vote represented either online during the virtual meeting or by properly executed proxies, will constitute a quorum at the virtual meeting. Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If a quorum is not present at the scheduled time of the Meeting, the chair of the Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are represented either on-line during the virtual meeting or by proxy, may adjourn the Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Meeting.

How to Vote Your Shares

1.	You can vote your proxy by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.

2.
You can vote your proxy by telephone. If you are a registered shareholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.
You can vote your proxy via the internet. If you are a registered shareholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.
You can vote online during the Meeting. If you are a registered shareholder, you can vote online during the Meeting. If your shares are held through a bank, broker or other nominee and you wish to vote your shares online during the Meeting, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on the Record Date for the Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Meeting even if you plan to attend the Meeting.

Revoking Your Proxy

If you are a registered shareholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

◾	submitting another proxy with a later date;

◾	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Meeting; or

◾	voting during the Meeting. Your proxy will not be automatically revoked by your attendance at the Meeting; you must actually vote during the Meeting to revoke a prior proxy.

If your shares are held in street name, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Meeting.

Confidential Voting

We have a confidential voting policy to protect the privacy of our shareholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other nominees are kept confidential. Only the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions.

Proxy Solicitation Costs

We will pay the costs of soliciting proxies, and we will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s voting common stock. In addition, our Directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, internet or other electronic means for which they will not receive any compensation other than their regular compensation as Directors, officers and employees.

Inspector of Elections

The Board of Directors has appointed an officer of the Bank to act as Inspector of Election at the Annual Meeting and Computershare to tabulate the votes cast.

Director Nominees Unable to Stand for Election

If a Director nominee is unable to stand for election, the Board of Directors may either reduce the number of Directors to be elected or select a substitute Director nominee. If a substitute Director nominee is selected, the persons named in the proxy will vote your shares for the substitute Director nominee unless you have withheld authority to vote for the Director nominee replaced.

Voting Results of the Meeting

We will announce preliminary voting results at the Annual Meeting and subsequently publish the results of the votes, including the name of each Director elected at the meeting, as well as a brief description of each matter voted upon, in a Current Report on Form 8-K to be filed with the SEC within four business days after the date of the Annual Meeting (on or before May 20, 2022). You may view this Current Report on Form 8-K, when available, on the Internet through the SEC’s website at www.sec.gov or through our website at www.fmbonline.com.

Multiple Proxy Cards

If you receive multiple Proxy Cards, your shares are probably registered differently or are in more than one account. Vote all Proxy Cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, Computershare, (888)835-2829; otherwise, contact your bank, broker or other nominee.

Board of Directors Voting Recommendations

The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Recommendation
1.	Elect seven (7) director nominees named in this proxy statement each for a term of one year.	FOR

ANNUAL MEETING BUSINESS MATTERS

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At this year’s virtual annual meeting, it will be proposed to elect seven (7) directors of the Company, each to hold office until the next annual meeting and until their successors shall be elected and qualified. It is the intention of the proxy holders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the seven (7) nominees named below.

The following table sets forth the names of each of the nominees for election as a Director, their age, their principal occupation for the past five years and the period during which they have served as a Director of the Company (or the Bank).

Name	Age	Principal Occupation	Director Since
Kent A. Steinwert	69	Chairman, President & Chief Executive Officer	1998
Calvin (Kelly) Suess	86	Chairman of the Board of ShellPro	1990
Kevin Sanguinetti	64	Retired President, 1st American Title Company - Stockton	2001
Edward Corum, Jr.	70	Managing General Partner, Corum Real Estate	2003
Gary J. Long	69	Owner, Gary J. Long Jewelers	2014
Stephenson K. Green	76	Retired Banker and Business Consultant	2018
Terrence A. Young	69	Retired Banker and Human Resources Executive	2018

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

Kent A. Steinwert
Director since 1998
Chairman of the Board of Directors; Chief Executive Officer; Chairman of Nominating Committee; Member of Asset and Liability Committee and Loan Committee
Mr. Steinwert has served as a Director for 23 years, and has 47 years of business, agriculture, real estate and consumer banking experience.

Calvin (Kelly) Suess
Director since 1990
Chairman of the CRA Committee; Member of the Nominating Committee, Asset and Liability Committee, and Budget & Finance Committee
Mr. Suess has served as a Director for 31 years, lives and is actively involved in the Lodi market area, and provides agricultural production and processing expertise to the Board.

Kevin Sanguinetti
Director since 2001
Chairman of the Audit Committee; Member of the Budget & Finance Committee and Personnel Committee
Mr. Sanguinetti has served as a Director for 20 years, is actively involved in the Stockton market area, and provides real estate and financial expertise to the Board.

Edward Corum, Jr.
Director since 2003
Chairman of the Personnel Committee; Member of the Nominating Committee, Audit Committee, and Loan Committee
Mr. Corum has served as a Director for 18 years, lives and is actively involved in the Sacramento market area, and provides real estate and financial expertise to the Board.

Gary J. Long
Director since 2014
Member of the Nominating Committee, Asset and Liability Committee, Budget & Finance Committee, and CRA Committee
Mr. Long has served as a Director for seven years, lives and is actively involved in the Stockton market area, and provides small business expertise to the Board.

Stephenson K. Green
Director since 2018
Member of the Audit Committee, CRA Committee, and Personnel Committee
Mr. Green has served as a Director since March 2018. Prior to his retirement in 2012, Mr. Green worked for 40 years in the commercial banking industry in California. He lives and is actively involved in the Sacramento market area, and provides business banking and credit management expertise to the Board.

Terrence A. Young
Director since 2018
Member of the Budget & Finance Committee and CRA Committee
Mr. Young has served as a Director since March 2018. Prior to his retirement in 2017, Mr. Young served for 45 years in various human resources, operations and audit roles within the commercial banking industry. He lives and is actively involved in the Sacramento market area, and provides financial controls and human resources expertise to the Board.

All nominees are considered to be “independent” as such term is defined by Nasdaq’s current listing rules with the exception of Mr. Steinwert who is currently an employee of the Company. Each of the nominees has been selected by the Nominating Committee.

None of the Directors were selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such. There are no family relationships among the Directors and executive officers, and none of the Directors serves as a Director of any company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.

The Nominating Committee of the Board of Directors follows the Bank’s policy regarding diversity in identifying new Director candidates. The Committee looks to establish diversity on the Board through a number of demographics, experiences, skills and viewpoints, all with a view to identifying candidates that can assist the Board with its decision making. The Committee believes that the current Board of Directors reflects diversity on a number of these factors.

The Board does not anticipate that any of the nominees will be unable to serve as a Director of the Company, but if that should occur before the meeting, the Board of Directors reserve the right to substitute as nominee another person of their choice in the place and stead of any nominee unable so to serve. Proxy holders would vote to approve the election of such substitute nominee. The proxy holders reserve the right to cumulate votes for the election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the Board of Directors.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a Code of Conduct. A copy of the Code of Conduct is posted on the Company’s website at http://www.fmbonline.com . The Company intends to disclose promptly on its website any amendment to, or waiver from any provision of, the Code of Conduct applicable to Executive Officers and Directors.

Director Independence

The Company follows Rule 5605(a)(2) of Nasdaq’s current listing rules to determine whether a Director is independent. With the exception of Mr. Steinwert who is currently an employee of the Company, all nominees are considered to be “independent.”

Board of Directors Meetings

The Company’s principal asset is its wholly-owned subsidiary, Farmers & Merchants Bank of Central California (the “Bank”). With the exception of Mr. Young, the Directors of the Company are also Directors of the Bank. During 2018, pursuant to the Company’s acquisition agreement with Bank of Rio Vista, the Bank added one former Bank of Rio Vista Director to the Bank’s Board of Directors, Craig W. James, who is not a Company Director.

During the calendar year ended December 31, 2021, the Board of Directors of the Company and the Board of Directors of the Bank met thirteen (13) times. In addition, as required, the Board holds telephonic meetings to address issues between monthly meetings. Each incumbent Director attended more than 75% of the meetings of the Board of Directors and the committees to which they were named. The Company expects Directors to attend the annual meeting of shareholders. All Directors attended the virtual annual meeting of shareholders in 2021.

Roles and Responsibilities of the Board of Directors

Leadership Structure

The Board of Directors has determined that the Chairmanship should reside with the Director who is most familiar with the banking industry, and who is the most capable of setting strategic direction and integrating that direction with the Company’s day-to-day business development and risk management activities. Accordingly, since 2010 Mr. Steinwert has been unanimously elected to the position of Chairman in addition to his role since 1997 as President and Chief Executive Officer of the Company.

The Board believes that the combination of these positions does not compromise the important “check-and-balance” role that independent Directors play in the oversight of the Company since Mr. Steinwert is not a member of the Audit Committee or the Personnel Committee of the Board, and therefore key Board decisions and oversight regarding: (1) accounting, financial reporting, and overall risk management; and (2) executive compensation; are made only by “independent” Directors. Furthermore, Mr. Steinwert receives no additional compensation for his role as Chairman, representing a cost savings to the Company.

As of this date, the Board of Directors has not formally designated a lead independent Director.

Role in Enterprise Risk Management

The Board of Directors is responsible for monitoring all aspects of the Company’s enterprise risk. Their involvement in enterprise risk management centers on the following key roles and responsibilities:

1.	The Board develops and approves the strategic plan and financial budget, and receives monthly reporting of financial and non-financial performance relative to plan.

2.
The Asset and Liability Committee is a joint committee of management and the Board. As a result, “independent” Directors are actively involved in interest rate, liquidity and investment risk management processes.

3.
The Loan Committee is a joint committee of management and the Board. The Committee meets weekly to review all new and renewed loans over $2 million and evaluate overall portfolio performance and risk. As a result, “independent” Directors are actively involved in the credit risk management process.

4.
The Audit Committee is responsible for providing oversight of all internal controls, reviewing the reports of audits and examinations of the Bank and the Company made by independent auditors, internal auditors, credit examiners, and regulatory agencies, and approving all SEC and other regulatory agency reports before they are filed.

5.	The Personnel Committee is responsible for all performance evaluation and compensation decisions for the executive management team.

6.	The Budget and Finance Committee reviews and examines financial results on a quarterly basis.

Committees of the Board

Nominating Committee

The Nominating Committee of the Company and the Bank identifies candidates to serve as Directors of the Bank and the Company in the event of future Board openings. The Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com. The Committee is comprised of the following voting members: Messrs. Steinwert (Chairman), Long, Corum and Suess. The Committee met two (2) times in 2021. Messrs. Corum, Long and Suess have been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules.

Audit Committee

The Audit Committee of the Company and the Bank is responsible for the ongoing adequacy of the internal control environment, and oversees the activities of the internal and independent registered public accounting firm of the Company and the Bank with the aim of ensuring compliance with applicable laws. The Committee selects the independent registered public accounting firm. The Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com. The Audit Committee reports to the Boards of Directors of the Bank and the Company, as appropriate. The Audit Committee reviews the reports of audits and examinations of the Bank and the Company made by the independent registered public accounting firm, internal auditors, credit examiners, and regulatory agencies and reports the results to the Boards of Directors of the Bank and the Company. The Committee met fifteen (15) times in 2021 and is comprised of the following voting members: Messrs. Sanguinetti (Chairman), Corum and Green. Each of the Directors serving on the Audit Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules and in the SEC rules relating to audit committees. Mr. Sanguinetti has been determined by the Board of Directors to be a “financial expert” for purposes of applicable regulations.

Personnel Committee

The Personnel Committee of the Company and the Bank: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all executive officers; (3) annually establishes executive compensation levels and performance evaluation measures for the Chief Executive Officer and Directors; and (4) reviews the executive compensation levels and performance evaluation measures for the other executive officers of the Company. The Committee’s charter is available for review on the Company’s website at http://www.fmbonline.com.

The Company’s management: (1) provides information, analysis and recommendations for the Personnel Committee; and (2) manages the ongoing operations of the compensation program.

In fulfilling their duties, the Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent.

The Personnel Committee is comprised of the following voting members: Messrs. Corum (Chairman), Green and Sanguinetti. The Committee met nine (9) times in 2021. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules.

Asset and Liability Committee

The Asset and Liability Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policies relating to interest rate, liquidity and investment risk management. The Asset and Liability Committee is a joint committee of management and Directors. The following Directors are voting members: Messrs. Suess, James, Long and Steinwert. The Committee met four (4) times in 2021.

Loan Committee

The Loan Committee of the Bank is responsible for the formulation, revision and administration of the Bank’s policy relating to credit and loan risk management. The Loan Committee meets weekly and is responsible for approving all new and renewed loans between $2 million and $15 million (over $15 million requires full Board approval) and reviewing all loans over $500,000. The Loan Committee is a joint committee of management and Directors. The following Directors are voting members: Messrs. Corum and Steinwert. The Committee met fifty-two (52) times in 2021.

Budget and Finance Committee

The Budget and Finance Committee of the Company and the Bank reviews and examines Bank and Company expenses on a quarterly basis comparing the results with: (1) the established annual budget, the previous quarter and prior year; and (2) selected peer banks and the community banking industry as a whole; and proposes recommendations to management regarding improving financial performance. The Budget and Finance Committee is a joint committee of management and Directors. The Committee met four (4) times in 2021 and is comprised of the following voting members: Messrs. Long, Suess, Young and Sanguinetti.

CRA (Community Reinvestment Act) Committee

The CRA Committee of the Company and the Bank monitors the Bank’s efforts and responsibilities to comply with the Community Reinvestment Act. The CRA Committee makes recommendations to the Board of Directors to assure the Bank is meeting the credit, investment and service needs of the communities it serves. The Committee met twelve (12) times in 2021 and is comprised of the following voting members: Messrs. Suess (Chairman), Green, James, Young and Long.

Board Committee Composition

Certain Relationships and Related Person Transactions

Certain Directors and Named Executive Officers of the Company, and the Bank, and corporations and other organizations, associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2021. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank. These loans did not involve more than the normal risk of collection or have other unfavorable features. All Director and Named Executive Officer loans must be approved by the Board of Directors.

No family relationships exist among any of our Directors or executive officers. There is a family relationship between one of our executive officers and three of our employees. These employees participate in compensation and incentive plans or arrangements on the same basis as other employees with similar positions.

The following individuals are related to our chief executive officer as indicated and have been employed by the Bank for a period of years in non-executive officer positions:

Mr. Jared Steinwert, Senior Vice President, Regional Wholesale Banking (son); Ms. Jehna Silva, Vice President, Commercial Relationship Manager (daughter); and Ms. Elizabeth Beigh, First Vice President, Commercial Relationship Manager (sister). None of these individuals reports to the Chief Executive Officer, nor do they share a household with him. Their individual performance ratings and compensation are evaluated and approved by the independent Directors comprising the Personnel Committee of the Board of Directors of the Bank, and are based on the recommendations of their respective managers in accordance with the Bank’s compensation practices applicable to employees holding similar positions with comparable qualifications and responsibilities. There are three (3) regional wholesale banking managers and 28 commercial relationship managers Bank-wide. In 2021, the total annual compensation for the regional wholesale banking ranged from approximately $455,000 to $936,000. Total annual compensation for the commercial relationship managers ranged from $90,000 to $468,000. Mr. Steinwert is the lowest paid of the three regional wholesale banking managers, and Ms. Silva and Ms. Beigh ranked 13th and third respectively, amongst the commercial relationship managers. Compensation for these individuals is determined in a manner consistent with the Company’s practices that apply to all employees. Some of the compensation is commissions-based, and the methodology by which the compensation is calculated is consistent with that used for other individuals having similar roles. Compensation and other terms of employment are determined on a basis consistent with the Company’s human resources policies.

DIRECTOR COMPENSATION

Directors of the Company, who are not employees of the Company or the Bank (“Outside Directors”), receive compensation for services. Mr. Steinwert, who is an employee of the Company and the Bank, receives no additional compensation for his role as a Director.

An Outside Director of both the Company and Bank receives a $3,000 fee for each monthly Bank Board meeting attended (as an Outside Director of the Company only, Mr. Young receives $1,500 per meeting), and an $800 fee for each Committee meeting attended (Committee Chairmen receive $1,000 with the exception of the Audit Committee Chairman who receives $1,200). In addition, each Outside Director is eligible to receive an annual bonus and participate in the Equity Component of the Executive Retirement Plan (see “Executive Compensation—Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs”).

Outside Directors of the Company, thus Mr. Steinwert is excluded, are compensated up to $550 per month to cover a portion of the cost of outside medical insurance. Outside Directors of the Company do not participate in any retirement or medical plans of the Company or the Bank. The summary compensation earned by each Director of the Company (other than Mr. Steinwert who is a Named Executive Officer) during 2021 is set forth in the following “Director Compensation Table”.

2021 Directors Compensation Table

Name	Fees Earned or Paid in Cash	Change in Pension Value & Non-qualified Deferred Compensation Earnings (1)	All Other Compensation (2)	Total
Kent A. Steinwert (3)	$-	$-	$-	$-
Terrence A. Young (4)	$35,600	$102,730	$58,000	$196,330
Calvin (Kelly) Suess	$63,876	$137,874	$75,000	$276,751
Kevin Sanguinetti	$74,000	$136,398	$75,000	$285,398
Gary J. Long	$61,600	$134,356	$75,000	$270,956
Stephenson K. Green	$73,600	$131,343	$75,000	$279,943
Edward Corum, Jr. (5)	$118,600	$137,874	$75,000	$331,474

(1)
The amounts in this column represent contributions to the Executive Retirement Plan - Equity Component. See Plan description in “Executive Compensation—Compensation Discussion and Analysis - Qualified and Non-Qualified Retirement Programs” for further details.

(2)
All Outside Directors received a $75,000 bonus in 2021 with the exception of Mr. Young who received $58,000. Outside Directors are compensated up to $550 per month towards the cost of outside medical insurance.

(3)
Mr. Kent Steinwert was an employee of the Company in 2021 and received no additional compensation for his services as a Director or Chairman of the Board. Mr. Steinwert is a Named Executive Officer and his compensation is listed in the “Summary Compensation Table”.

(4)	Mr. Young is an Outside Director of the Company only (not the Bank), so his monthly fees are less than other Outside Directors.

(5)	Mr. Corum is a member of the Loan Committee which meets weekly, resulting in his fees exceeding those of the other Outside Directors whose Committee responsibilities are monthly in frequency.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers Who Are Not Directors

The following table sets forth information with respect to the Named Executive Officers, who are not directors or nominees for director of the Company. All executive officers serve at the discretion of the Board.

Name	Age	Position	Employed Since
Stephen W. Haley (1)	68	EVP, Chief Financial Officer	2003
Kenneth W. Smith (2)	62	EVP, Chief Credit Officer	1999
Deborah E. Skinner	59	EVP, Chief Admin Officer	2000
Jay J. Colombini	59	EVP, Chief Credit Officer	1993
Ryan J. Misasi	45	EVP, Retail Banking Division Manage	2014
David M. Zitterow	49	EVP, Director of Banking	2017
Mark K. Olson	58	EVP, Chief Financial Officer	2021

(1)	Mr. Haley elected to retire as of December 31, 2021, and was replaced by Mr. Olson as of November 1, 2021.

(2)	Mr. Smith elected to retire as of December 31, 2021, and was replaced by Mr. Colombini as of the same date.

Roles and Responsibilities

The Board of Directors, operating both on its own and through its Personnel Committee: (1) reviews the Company’s overall compensation strategies and practices; (2) reviews the employment contracts of all Named Executive Officers, the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the four (4) other most highly compensated executive officers plus up to two (2) former executive officers; and (3) annually establishes compensation levels and performance evaluation measures for the CEO (the CEO does not participate in these discussions) and the other Named Executive Officers.

The role of the Company’s management is to: (1) provide information, analysis and recommendations for the Personnel Committee’s consideration; and (2) manage the ongoing operations of the compensation program.

In fulfilling its duties, the Personnel Committee: (1) has the authority to retain and fund compensation consultants, independent legal counsel and other compensation advisors; (2) considers those factors that impact the independence of such advisors prior to their selection; and (3) periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent. No outside compensation consultants or other advisors were used in 2021.

Executive Compensation Strategy and Programs

The objective of the Company’s compensation strategy is to attract and retain talented individuals who can implement the Company’s strategic plan and maximize long-term shareholder value.

In order to achieve these objectives, the Board has structured a compensation program that includes three major components: (1) annual base salary; (2) annual performance-based bonus; and (3) qualified and non-qualified retirement plans.

Say On Pay Vote

In accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010:

1.
In the 2017 proxy statement the Company asked shareholders to provide advisory (non- binding) input with regard to the frequency of future shareholder advisory votes on the Company’s executive compensation programs. The results of this election were that 71.4% of the shares voting approved three years as the frequency of future shareholder advisory votes. The Dodd-Frank Act requires that this vote be taken at least once every six years.

2.
In the 2020 proxy statement the Company asked shareholders to provide advisory (non- binding) approval of executive compensation as described in the “Director and Executive Officer—Executive Compensation Discussion and Analysis” section of the 2020 proxy statement. The results of the election were that 86.6% of the shares voting approved the Company’s current executive compensation. Based on this 2020 shareholder advisory vote the Board of Directors determined that no material changes were required to current compensation strategies and programs.

Performance Evaluation Measures

In evaluating the performance of each Named Executive Officer, the Personnel Committee considers a combination of objective and subjective factors, including the following:

1.
The Company’s annual financial performance (relative to both the current year’s budget and the overall performance of a select group of peer community banks as well as the community bank industry as a whole) as measured by Return on Assets; Return on Equity; Efficiency Ratios; and Net Income performance;

2.	Progress towards achieving the Company’s strategic plan;

3.	Results of the Company’s and Bank’s regulatory examinations; and

4.	Current economic and industry conditions.

These performance measurement factors are evaluated at least annually. Both the annual budget and strategic plan are approved in advance by the Board of Directors and reevaluated during the year. The Personnel Committee periodically evaluates information obtained from independent sources regarding financial institutions that we compete against for talent (which increasingly include regional and national banks and other financial services companies), and makes recommendations regarding changes to compensation programs.

Impact of Compensation Practices on the Company’s Risk Profile

The Company is a “traditional” community bank that generates the majority of its income from the margin generated between taking customer deposits and making customer loans. Furthermore, credit risk is centrally controlled as reflected by the following: (1) no branch employee has the authority to approve, board or advance funds on a loan; all loan actions must be approved by Credit Administration personnel, and the compensation of Credit Administration personnel is tied to loan quality, not loan volume or production; and (2) the Loan Committee, which includes one outside director, must approve all new and renewed loans between $2 million and $15 million (over $15 million requires full Board approval) and reviews all loans over $500,000.

We do not have non-traditional fee-based or proprietary trading financial business units that could materially increase this risk profile. Nor do we have any business units where employees with loan approval authority generate any substantial amount of their total compensation based upon generating large volumes of activity or taking significant risks.

In order to ensure that the Company’s compensation strategies and programs do not result in inappropriate risk-taking on the part of executive management, the Board has determined that:

1.
Annual Performance-Based Bonuses must include consideration of the results of the Company’s and Bank’s regulatory examinations by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the California Department of Financial Protection and Innovation, all of which involve a review of the Company’s and the Bank’s risk management practices and resulting risk profile.

2.
All parts of the Company’s non-qualified Executive Retirement Plan are structured such that the benefits cannot be withdrawn by the participant, or paid out by the Company, until the participant retires, is terminated without cause or, in limited circumstances, reaches early retirement age. For designated contributions made on or after December 1, 2021, upon attainment of age 59½ the participant can elect “In-Service Distributions”. This results in a significant portion of each executive’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices. All balances are held in a trust but remain subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

As a result, the Board has determined that the Company’s compensation practices are not likely to have a material adverse impact on the Company’s risk profile.

Annual Compensation Program

Base Salary and Annual Performance-Based Bonus

Each Named Executive Officer receives a monthly base salary and is eligible for an annual performance-based bonus. Given that at the present time the Company does not offer stock options or restricted stock compensation, in order to be competitive, total levels of annual compensation for each Named Executive Officer are targeted (assuming performance objectives are met) at the top range of financial institutions that we compete against for talent.

Salaries are determined largely based upon comparative industry data for: (1) positions of similar responsibility in California institutions that we compete against for talent; and (2) individuals with similar experience and expertise. Merit salary adjustments are evaluated periodically based on Company and individual performance. Goals and objectives are established annually for each officer with performance evaluated at least annually.

Annual bonus compensation is paid according to the Company’s Executive Management Incentive Compensation Plan. Bonus compensation is awarded based primarily on actual results against budgeted goals for the particular year including performance ratios and net income. Broad award guidelines are established annually for the CEO, currently 0-200% of base salary, and the other Named Executive Officers, currently 0-125% of base salary. The Board reserves some discretion with regard to these guidelines when: (1) the Company’s profit performance exceeds budget; (2) the Company’s profit performance exceeds other peer banking institutions in California; and/or (3) an individual’s performance in a given year was beyond expectation.

It is important to understand that the Company’s annual compensation program is not formula driven and relies substantially on subjective analysis. The Named Executive Officers are assigned specific performance goals and objectives on a yearly basis but these individual goals and objectives are not tied to specific targeted compensation levels. Performance evaluation measures are not prioritized or otherwise assigned a specific weighting. Indeed, some of the measures, such as results of regulatory examinations and local economic conditions, do not lend themselves to a weighted or formula approach.

Although the Board has established broad bonus payout guidelines, the Board has purposely avoided establishing either: (1) hard targets for any performance factors; or (2) a weighting or formula as to how much each performance factor will contribute to the ultimate annual bonus for each Named Executive Officer. This philosophy has evolved based upon the Board’s belief that all banks operate in volatile financial markets amidst external conditions over which the Officer has little or no control.

Accordingly, before making annual bonus or other compensation decisions, it is important for the Board to evaluate and weight all key performance factors in the context of the current financial services environment and how the Named Executive Officer’s current year’s performance against those factors has influenced the Company’s progress toward achieving both short- and long-term financial goals.

Since the Company has consistently been one of the highest performing bank holding companies in California over the past 10 years, a reflection of what the Board considers well-balanced compensation practices that caused the Named Executive Officers to carefully consider the risks they assumed in the context of long-term financial performance, the Board believes that its approach to “pay-for-performance” has achieved, and will continue to achieve, the desired results.

Each Named Executive Officer’s salary and annual bonus amounts for the last three years are disclosed in the “Summary Compensation Table.” All base salaries and annual bonuses are paid in cash and fully expensed in the current year.

Qualified and Non-Qualified Retirement Programs

In developing the various parts of a long-term compensation program, the Board developed what it believes is an effective and competitive retirement program.

The objectives of the Company’s retirement program are to: (1) successfully attract and retain talented individuals; and (2) align long-term compensation directly with shareholder interests by rewarding prudent risk-taking and creation of long-term shareholder value through generation of high quality and sustainable financial performance.

The Company’s retirement program has been structured to provide benefits as follows:

1.	Profit Sharing Plan, which provides qualified retirement benefits.
2.	Executive Retirement Plan, which provides supplemental non-qualified retirement benefits and has the following components:
a.	Salary Component, which provides Plan contributions based upon each participant’s salary level;
b.	Performance Component, which provides Plan contributions based upon the Company’s long-term growth in net income and increase in market capitalization;
c.	Equity Component, which provides discretionary cash contributions based upon Board approval, and contributions are invested primarily in the stock of the Company; and
d.	Retention Component, which makes contributions based upon executive tenure. This component was permanently frozen as of December 31, 2010.
3.	Split-Dollar Bank Owned Life Insurance Program, which provides for a division of life insurance death proceeds between the Company and each participant’s designated beneficiary.

All of the Company’s qualified and non-qualified retirement plans are structured as defined contribution plans to avoid the uncertain future financial liabilities that can exist under defined benefit plans. The entire cost of these plans is expensed annually.

Qualified Profit Sharing Plan

Substantially all full-time employees of the Company, including each Named Executive Officer, participate in the Company’s qualified Profit Sharing Plan. Two levels of contributions are made to the Profit Sharing Plan: (1) contributions equal to 5% of eligible salaries (subject to Internal Revenue Service limits) calculated according to criteria set forth in the plan; and (2) additional discretionary contributions authorized by the Board of Directors. None of these contributions are dependent upon the employee contributing to the plan (i.e., the plan does not require “matching”). Benefits pursuant to the Profit Sharing Plan vest 0% during the first year of participation, 25% per full year thereafter and after five years such benefits are fully vested. Benefits under the Profit Sharing Plan are disclosed in the participant’s Company Contributions to Qualified Retirement and 401(k) Plans in the “2021 All Other Compensation Table”.

Upon a Change in Control, each participant receives only those balances in their account, including any net earnings or losses thereon.

Non-Qualified Executive Retirement Plan

The Executive Retirement Plan is a non-qualified plan developed to supplement the Profit Sharing Plan, which as a qualified retirement plan, has a ceiling on benefits as set by the Internal Revenue Service. All contributions are subject to the claims of the Company's creditors in the event of the Company’s insolvency. This results in a significant portion of each executive’s compensation remaining at risk during their employment, so as to encourage adopting a long-term perspective and conservative risk management practices. The Executive Retirement Plan is intended to be compliant with the provisions of Section 409A of the Internal Revenue Code. All balances are held in a trust.

The Equity Component of this Plan is invested primarily in the stock of the Company. Some level of the balances in other Plan components is also invested in the stock of the Company (see Note 12 to Item 8. - Financial Statements and Supplementary Data - in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021). The Board believes that this increased ownership further encourages key executives to operate consistent with long-term shareholder objectives.

The Company has established a grantor trust relating to its non-qualified plan to assist the Company in ensuring that it has cash on hand to meet its contractual obligations under the plan. The Company makes contributions to the trust and directs the trustee to invest the contributions consistent with the plan benefit formulas. The investments are generally in the common stock of the Company, cash equivalents and other liquid investments.

While plan participants are deemed to have their account balances invested in the common stock of the Company and other investments held by the trustee, participants have no legal interest in the trust assets, and such assets are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. The plan participant’s only right is their contractual right to receive the benefit provided in the plan in accordance with its terms. The Company has no obligation under the Plan to maintain the trust.

Salary Component

The Salary Component was developed to provide levels of total retirement compensation that are competitive in the banking industry. An account is established for each participant that is credited annually with a defined contribution determined based upon the individual’s compensation at the time he or she became a participant and the number of years of service remaining to age 65. Balances are held in trust, and earnings and losses equivalent to the investment earnings of the designated amounts in the trust are credited and debited to each participant’s account.

The balance in each participant’s account is 0% vested during the first five years of employment and becomes fully vested after five years of employment. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “2021 All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “2021 Non- Qualified Deferred Compensation Table”.

Benefits under the Salary Component become payable to participants after either: (1) the participant has become vested and his or her employment at the Company terminates (including retirement); or (2) there has been a “Change in Control” as defined in this plan component. Benefits under the Salary Component become payable to participants: (1) upon termination of the participant’s employment with the Company without cause (including retirement); (2) upon a “Change in Control” as defined in this plan component; (3) for designated contributions made on or after December 1, 2021, upon attainment of age 59½; or (4) as necessary to satisfy payroll taxes.

Distribution of the balances which are deemed invested in shares of the Company are made through the distribution of cash, except in the event of a Change in Control in which the Bank will determine whether the distribution will be made in cash or shares to the participant, to the extent permitted under applicable law and subject to such restrictive legends as may be required under securities laws (subject to payroll tax withholding, which may be satisfied with cash proceeds from the sale of shares in the trust).

Performance Component

The Performance Component was developed to compensate for the lack of a stock option program and to reward participants based upon the Company’s long-term growth in net income and market capitalization. Each Named Executive Officer is eligible to participate in this plan component. Participants receive cash distributions based on the Company’s long-term cumulative profitability and the resulting impact on the increase in market capitalization in excess of the increase in book value. Participants do not receive compensation for increases in market capitalization above a P/E ratio of 20 times EPS.

Contributions are calculated using a bonus factor or “carry” determined by the Personnel Committee for each participant (currently 2.90% for the CEO and up to 1.00% for each Named Executive Officer). The total “carry” for all current program participants is 4.70%.

Balances are held in a trust, and earnings and losses are credited and debited to each participant’s account at a rate equivalent to the earnings rate of the designated amounts in the trust.

Benefits under the Performance Component vest 50% during the first year of participation, and 50% during the second year of participation. Each award of a bonus factor is treated as a separate participation and subject to a separate vesting schedule. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Performance Component become payable to participants (1) upon termination of the participant’s employment without cause (including retirement); (2) upon a “Change in Control” as defined in this plan component; (3) for designated contributions made on or after December 1, 2021, upon attainment of age 59½; or (4) as necessary to satisfy payroll taxes.

Equity Component

The Equity Component was developed to encourage key executives to adopt a long-term perspective and conservative risk management practices consistent with shareholder objectives.

Each Named Executive Officer is eligible to participate in this plan component, along with members of the Board of Directors. The amount of the cash contributions to this plan component is determined and approved by the Personnel Committee. Balances are held in a trust, and corresponding earnings and losses are credited and debited to each participant’s account.

Benefits under the Equity Component immediately vest when awarded. Benefits are disclosed in the participant’s Company Contributions to Non-Qualified Retirement Plans in the “All Other Compensation Table” as well as Registrant Contributions in Last Fiscal Year in the “Non-Qualified Deferred Compensation Table”.

Benefits under the Equity Component become payable to participants (1) upon termination of the participant’s employment without cause (including retirement); (2) upon a “Change in Control” as defined in this plan component; (3) for designated contributions made on or after December 1, 2021, upon attainment of age 59½ ; or (4) as necessary to satisfy payroll taxes.

Distribution of the balances that are deemed invested in shares of the Company are made through the distribution of shares to the participant, to the extent permitted under applicable law, except in the event of a Change of Control or an acceleration to satisfy payroll taxes, in which cases distributions are made in cash.

This plan component is not a “stock option or other stock-based compensation program”, rather it is a deferred compensation program whereby cash contributions made by the Company are invested by the independent trustee of the trust primarily in Company stock. Participants have no voting rights in the shares until a distribution of the shares is made.

Retention Component

The Retention Component was developed to encourage key executives to remain in the long- term employ of the Company.

As of December 31, 2010, the Board of Directors of the Company determined that it would permanently freeze the Retention Component. Benefits under the Retention Component are disclosed in the participant’s aggregate balances in the “2021 Non-Qualified Deferred Compensation Table”.

Benefits under the Retention Component become payable to participants (1) upon termination of the participant’s employment without cause (including retirement); (2) upon a “Change in Control” as defined in this plan component; or (3) as necessary to satisfy payroll taxes.

Distribution of the balances that are deemed invested in shares of the Company are made through the distribution of shares to the participant, to the extent permitted under applicable law, except in the event of a Change of Control or an acceleration to satisfy payroll taxes, in which cases distributions are made in cash.

Bank-Owned Life Insurance Program

The Company has a Bank-Owned Life Insurance (“BOLI”) program under which it has purchased single premium life insurance policies on the lives of the Named Executive Officers as well as certain other senior officers of the Company. The Company is both the owner of, and beneficiary under, the policies. These policies provide: (1) financial protection to the Company in the event of the death of an officer; and (2) significant income to the Company to offset the expense associated with the Company’s employee benefits with a favorable tax treatment.

As compensation to each participant for agreeing to allow the Company to purchase an insurance policy on his or her life, split-dollar agreements have been entered into with each participant. These agreements provide for a division of the life insurance death proceeds between the Company and each participant’s designated beneficiary or beneficiaries. Participants have an interest only in the death benefits of the policies, not in any cash surrender value that exists prior to death. Participants fully vest in their split-dollar agreements after eight years of service or upon a Change in Control. If the participant leaves the employ of the Company after vesting occurs (other than as part of a Change in Control), he or she cannot become employed by another financial institution and retain vesting. The dollar value of premiums relating to that portion of the death proceeds that would be payable to the participant’s beneficiary or beneficiaries in the event of his or her death, as well as the tax gross-up payments related thereto, are disclosed in the participant’s Tax Reimbursements in the “2021 All Other Compensation Table”.

Post-Termination Compensation

The Company’s approach to post-termination compensation depends upon the circumstances surrounding the Named Executive Officer’s termination and has been designed by the Board to be competitive with industry-wide practices in order to attract and retain key executives.

1.
If the Named Executive Officer takes retirement, or his or her employment is terminated due to death or disability, no supplemental payments are made. They are entitled to all vested balances in qualified and non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2021 Non-Qualified Deferred Compensation Table”), and, in the case of death, their designated beneficiaries would be entitled to their split-dollar life insurance death benefits (see “- Bank-Owned Life Insurance Program” above).

2.
If the Named Executive Officer is terminated for cause, all benefits in the Company’s non- qualified Executive Retirement Plan, whether vested or not, are forfeited in their entirety. No other payments are made, but the Named Executive Officer is entitled to all vested balances in the Company’s qualified Profit Sharing Plan.

3.
If the Named Executive Officer is terminated without cause or for disability, the terms of the following individual’s employment contract calls for the Company to provide lump sum payments of a range of 0.75 to 2.0 times the individual’s highest “Total” compensation as reported in the “Summary Compensation Table”. Each employment contract has been filed as an exhibit with the SEC. In addition, upon termination without cause or for disability, each Named Executive Officer is entitled to all vested balances in qualified and non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2021 Non-Qualified Deferred Compensation Table”).

4.
In the case of a Change in Control, the Company has clauses in each Named Executive Officer’s employment contract, as filed as an exhibit with the SEC. This means that termination payments are made per their contracts, in addition to all vested balances in qualified and non-qualified plans (see “- Qualified and Non-Qualified Retirement Programs” and “2021 Non-Qualified Deferred Compensation Table”), upon execution of a non-competition and non-solicitation agreement, each Named Executive Officer is eligible to receive lump sum payments of: (1) up to a maximum of two years’ “Total” compensation as reported in the “Summary Compensation Table” (as more fully described in 3. above); (2) up to three years’ medical premiums (which range up to $130,000 per Named Executive Officer), subject to execution and non-revocation of a general release of all claims; (3) accelerated benefits under the Executive Retirement Plan (as more fully described in 5. below); and (4) tax gross-up payments to cover excise taxes under Internal Revenue Code Section 280G (which, as of December 31, 2021, are estimated to be zero for each of the Named Executive Officers).

5.
Upon a Change in Control, under the Executive Retirement Plan’s Salary Component (see “– Non-Qualified Executive Retirement Plan – Salary Component”), each participant receives: (1) those amounts already contributed for past years of service including any net earnings or losses thereon; and (2) the present value (using a discount factor equal to the Treasury rate for the remaining years to participant’s age 65) of forecasted contributions over the remaining years to participant’s age 65 (which, as of December 31, 2021, are estimated to be zero for each of the Named Executive Officers, except Ms. Skinner who would receive $1.26 million). Upon a Change in Control, under the Executive Retirement Plan’s Performance Component (see “– Non-Qualified Executive Retirement Plan – Performance Component”), each participant receives: (1) those amounts already contributed for past years of service including net earnings or losses thereon; and (2) an amount equal to the difference (if any) between the purchase price and 20 times EPS which, as of December 31, 2021, would be zero for all Named Executive Officers. Payments are made in accordance with prior participant elections made in compliance with Internal Revenue Code Section 409A.

Employment Contracts

The Company has employment agreements with each of its Named Executive Officers. These agreements are generally structured for an initial three-year period and then renew automatically for successive two-year terms unless terminated by either party. The agreements provide for (i) a base salary (see “Summary Compensation Table”), (ii) salary increases at the discretion of the Board of Directors based upon performance, (iii) participation in the Company’s annual performance-based bonus program, (iv) participation in certain non-qualified deferred compensation and retirement plans, (v) use of a Company-owned automobile or automobile allowance, and (vi) certain insurance benefits. Under certain circumstances, in the event of termination of employment, each Named Executive Officer may be entitled to receive severance compensation (see “Post-Termination Compensation”).

Accounting and Tax Implications

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its chief executive officer, chief financial officer and up to three other executive officers who are among our five most highly compensated executive officers. While we consider the deductibility of awards in determining executive compensation, we also reserve the Personnel Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Personnel Committee believes that such compensation is appropriate to attract and retain executive talent.

Report of the Personnel Committee of the Board of Directors on Executive Compensation

The Personnel Committee has reviewed the Compensation Discussion & Analysis included herein with management and based upon those reviews and discussions has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Respectfully Submitted,

Edward Corum Jr.	Stephenson K. Green	Kevin Sanguinetti

Compensation Committee Interlocks and Insider Participation

Messrs. Sanguinetti, Corum and Green served in 2021 as members of the Personnel Committee. Each of the Directors serving on the Personnel Committee has been determined by the Board of Directors to be “independent” as such term is defined by Rule 5605(a)(2) of Nasdaq’s current listing rules. During 2021, certain members of the Personnel Committee had loans or other extensions of credit outstanding from the Bank. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with borrowers not related to the Company or Bank. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act of 2002 and did not involve more than the normal risk of collection or have other unfavorable features.

Executive Officer Compensation

The following tables provide details regarding the various forms of remuneration paid by the Company for the services performed in all capacities by each Named Executive Officer.

Since the Company does not offer: (1) stock options or other stock-based compensation, or (2) defined benefit plans, the following tables are not included herein: Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vesting and Pension Benefits.

Pay Ratio Disclosure

Pursuant to Item 402 of Regulation S-K, the Company is required to disclose: (1) the median of the annual “total compensation” (defined as Wages, Tips and Other Compensation as reported in Box 1 of a W-2 form plus any fringe benefits not subject to federal income tax) of all employees (defined as those employees on the payroll as of December 31st of the year) except the Principal Executive Officer (Mr. Steinwert), which during 2021 was $69,777; and (ii) the ratio of the Principal Executive Officer’s total compensation (as reported in the “2021 Summary Compensation Table”) to the median annual total compensation of all employees except the Principal Executive Officer, which during 2021 was 72.8 to 1.

To determine the median of the annual total compensation of all employees of the Company (other than our Principal Executive Officer), we identified our total employee population as of December 31, 2021, which consisted of 393 individuals. As permitted by the disclosure rules, we annualized the compensation for any employees who were not employed by us for all of 2021. To identify the “median employee” we conducted a full analysis of this employee population, without the use of statistical sampling. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the “2021 Summary Compensation Table”.

2021 Summary Compensation Table

Name	Year	Salary(1)	Bonus(1)	All Other Compensation(2)	Total
Kent A. Steinwert	2021	$905,327	$1,400,000	$2,775,711	$5,081,038
Chairman, President	2020	$915,653	$1,200,000	$2,526,326	$4,641,979
& Chief Executive Officer	2019	$854,547	$1,100,000	$2,681,332	$4,635,879

Stephen W. Haley	2021	$374,605	$440,000	$1,060,234	$1,874,839
Former Executive Vice President	2020	$360,000	$420,000	$912,223	$1,692,223
Chief Financial Officer	2019	$345,417	$380,000	$1,029,145	$1,754,562

Kenneth W. Smith	2021	$391,088	$400,000	$847,131	$1,638,219
Former Executive Vice President	2020	$372,000	$350,000	$741,067	$1,463,067
Chief Credit Officer	2019	$357,417	$330,000	$758,472	$1,445,889

Deborah E. Skinner	2021	$377,949	$470,000	$900,436	$1,748,385
Executive Vice President	2020	$368,307	$435,000	$782,534	$1,585,841
Chief Admin Officer	2019	$370,307	$400,000	$816,711	$1,587,018

Jay J. Colombini	2021	$368,333	$415,000	$767,636	$1,550,969
Executive Vice President	2020	$337,083	$350,000	$471,799	$1,158,882
Chief Credit Officer	2019	$325,833	$320,000	$462,489	$1,108,322

Ryan J. Misasi	2021	$316,672	$360,000	$536,250	$1,212,922
Executive Vice President	2020	$309,554	$300,000	$422,354	$1,031,908
Retail Banking Division Manager	2019	$290,425	$250,000	$377,715	$918,140

David M. Zitterow	2021	$320,334	$280,000	$400,905	$1,001,239
Executive Vice President	2020	$318,923	$220,000	$338,526	$877,449
Director of Banking	2019	$303,564	$210,000	$331,378	$844,942

Mark K.Olson	2021	$60,801	$40,000	$8,281	$109,082
Executive Vice President	2020	$-	$-	$-	$-
Chief Financial Officer	2019	$-	$-	$-	$-

(1)	Includes base salary, unused vacation pay, car allowance and annual bonus. See “Executive Compensation – Compensation Discussion and Analysis - Annual Compensation Program” and “Employment Contracts”.
(2)	See “2021 All Other Compensation Table” for additional details.

2021 All Other Compensation Table

Name	Year	Personal Use of Company Car(1)	Tax Reimbursements(2)	Insurance Premiums	Club Dues	Company Contributions to Non- Qualified Retirement Plans(3)	Company Contributions to Retirement and 401(k) Plans(4)	Total
Kent A. Steinwert	2021	$6,053	$24,168	$23,227	$7,375	$2,681,429	$33,459	$2,775,711
	2020	$4,247	$22,399	$22,876	$7,894	$2,438,949	$29,961	$2,526,326
	2019	$1,193	$20,709	$21,564	$7,555	$2,600,983	$29,328	$2,681,332

Stephen W. Haley	2021	$10,170	$17,902	$17,601	$-	$981,102	$33,459	$1,060,234
	2020	$10,107	$15,093	$17,459	$-	$839,603	$29,961	$912,223
	2019	$10,687	$12,438	$16,630	$-	$960,062	$29,328	$1,029,145

Kenneth W. Smith	2021	$-	$7,007	$16,563	$-	$790,102	$33,459	$847,131
	2020	$-	$6,595	$16,056	$-	$688,455	$29,961	$741,067
	2019	$-	$6,238	$20,115	$-	$702,791	$29,328	$758,472

Deborah E. Skinner	2021	$7,010	$8,504	$8,906	$-	$842,557	$33,459	$900,436
	2020	$7,150	$7,859	$8,668	$-	$728,896	$29,961	$782,534
	2019	$7,171	$6,952	$7,934	$-	$765,326	$29,328	$816,711

Jay J. Colombini	2021	$5,992	$1,349	$15,873	$-	$710,963	$33,459	$767,636
	2020	$5,801	$1,256	$15,366	$-	$419,415	$29,961	$471,799
	2019	$5,291	$1,165	$14,171	$-	$412,534	$29,328	$462,489

Ryan J. Misasi	2021	$4,088	$-	$20,453	$13,221	$465,029	$33,459	$536,250
	2020	$4,519	$-	$20,017	$12,956	$354,901	$29,961	$422,354
	2019	$2,202	$-	$18,337	$4,070	$323,778	$29,328	$377,715

David M. Zitterow	2021	$-	$-	$17,041	$12,586	$337,819	$33,459	$400,905
	2020	$-	$-	$16,329	$12,316	$279,920	$29,961	$338,526
	2019	$-	$-	$15,417	$11,610	$275,023	$29,328	$331,378

Mark K. Olson	2021	$-	$-	$8,281	$-	$-	$-	$8,281
	2020	$-	$-	$-	$-	$-	$-	$-
	2019	$-	$-	$-	$-	$-	$-	$-

(1)	Certain executives receive a car allowance as opposed to the use of a company car. Car allowance amounts are included in “Salary” in the “2021 Summary Compensation Table”.

(2)	Represents tax gross-up payments to reimburse executive for split-dollar life insurance premiums under the Company’s BOLI program.

(3)
Includes Non-Qualified Executive Retirement Plan contributions for the current year. See Plan description in “Executive Compensation - Compensation Discussion and Analysis - Qualified and Non-Qualified Retirement Programs” for further details. Investment earnings or losses generated from investing prior year balances are reflected in the “2021 Non- Qualified Deferred Compensation Table”.

(4)	Includes contributions to the Company’s Profit Sharing Plan.

2021 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distribution	Aggregate Balance at Last Fiscal Year End(2)(4)
Kent A. Steinwert	$-	$$2,681,429	$6,914,944	$(2,450,000)	$34,506,617
Stephen W. Haley	$-	$$981,102	$1,123,220	$-	$11,116,786
Kenneth W. Smith	$-	$$790,102	$852,118	$-	$8,553,090
Deborah E. Skinner	$-	$$842,557	$1,384,493	$-	$10,395,516
Jay J. Colombini	$-	$$710,963	$635,878	$-	$4,215,644
Ryan J. Misasi	$-	$$465,029	$507,767	$-	$3,117,727
David M. Zitterow	$-	$$337,819	$146,611	$-	$1,356,249
Mark K. Olson	$-	$-	$-	$-	$-

(1)	Includes voluntary deferrals of earned salary or annual bonus. The Company's Deferred Compensation Plan was terminated in 2016 and all balances distributed to participants.

(2)
Includes Company contributions. See “Executive Compensation – Compensation Discussion and Analysis – Qualified and Non-Qualified Retirement Programs - Non-Qualified Executive Retirement Plan” for details regarding the types of compensation deferred, measures of calculating plan earnings and terms of payouts, withdrawals and other distributions. Current year contributions are included in the “2021 All Other Compensation Table”.

(3)
To fund nonqualified retirement plan benefits, the Company has set aside money in a Master Trust, which is subject to the claims of the Company's creditors in the event of insolvency. General investment parameters are established by the Company, including allowable investment instruments and approved investment manager(s). Participants can then work with the investment manager(s) to request investment of their vested balances according to their own risk profile, with no guarantees of principal provided by the Company.

(4)	Represents the cumulative amount of the current and all previous years' contributions and earnings or losses.

AUDIT COMMITTEE REPORT

The following Audit Committee Report should not be deemed filed or incorporated by reference into any other document, including Farmers & Merchants Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters. It meets with the Bank’s and the Company’s internal auditors and the independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee also makes an annual decision regarding selection of the independent registered public accounting firm. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning recommendations and required corrective action.

The Audit Committee reports regularly to the Boards of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties.

In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In connection with the December 31, 2021 consolidated financial statements of the Company, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent registered public accounting firm; (2) discussed with the independent registered public accounting firm the matters required by AS 1301; and (3) received and discussed with the independent registered public accounting firm the matters required by AS1301, Communications with Audit Committees. The Audit Committee has also considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the auditors’ independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021.

Kevin Sanguinetti, Chairman	Stephenson K. Green	Edward Corum Jr.

Fees and Services of Independent Registered Public Accounting Firm

The following table sets forth the fees billed to the Company for the audit of our annual financial statements for the years ended December 31, 2021 and 2020, and fees billed for other services rendered by Moss Adams LLP during those periods:

	Years Ended December 31
Audit and other related fees:	2021	Percentage of Total	2020	Percentage of Total
Audit fees	$421,056	88.43%	$305,000	79.75%
Audit-related fees	15,998	3.36%	39,492	10.33%
Tax fees	39,110	8.21%	37,957	9.92%
All other fees	-	-	-	-
	$476,164	$100.00%	$382,449	$100.00%

All of the services provided by Moss Adams LLP described above were approved by the Audit Committee.

Pre-approval of Services by the Company’s Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and any provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case- by-case basis and, if appropriate, approve specific engagements that are not otherwise pre- approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided by its independent registered public accounting firm.

The Company does not require that its independent registered public accounting firm join the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of the Company, as of the record date, no person or entity was the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock, except as set forth in the following tables.

For the purpose of this disclosure and the disclosure of ownership shares by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of the record date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common stock	DAC/JAC Trust and Cortopassi Partners 11292 N. Alpine Road Stockton, CA 95212	51,755	6.55%

Common stock	Sheila M. Wishek (1) 111 West Pine Street Lodi, CA, 95240	40,155	5.09%

(1)	Mail should be sent to this individual at the Company’s address marked “c/o Shareholders Relations.”

The following table shows, as of the record date, the number of common shares and the percentage of the total shares of common stock of the Company beneficially owned by each of the current Directors, by each of the nominees for election to the office of Director, by the Named Executive Officers and by all Directors and Named Executive Officers of the Company and of the Bank as a group. Unless otherwise indicated, all shares of common stock held by each individual named in the table below are held by the trustee (the “Trustee”) of the Farmers & Merchants Bank of Central California and Farmers & Merchants Bancorp Executive Retirement Plan Trust and the Senior Management Retention Plan Trust, which held as of the record date a total of 69,628 shares (8.82% of the outstanding shares) attributable to the directors and officers, some of which are attributable below:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Kent A. Steinwert (3)	31,549	4.00%
Kevin Sanguinetti (4)	7,699	*
Jay J. Colombini (5)	5,118	*
Stephen W. Haley (6)	4,809	*
Deborah E. Skinner (7)	4,495	*
Kenneth W. Smith (8)	3,641	*
Calvin (Kelly) Suess (9)	3,627	*
Ryan J. Misasi (10)	2,197	*
Edward Corum, Jr. (11)	2,132	*
Gary J. Long (12)	1,832	*
David M. Zitterow (13)	751	*
Stephenson K. Green (14)	676	*
Terrence A. Young (15)	516	*
Mark K. Olson	369	*

All Directors, Nominees and Named Executive Officers as a group (14 persons)	69,411	8.79%

* Indicates less than 1.00%.

(1)	Mail should be sent to this individual at the Company's address marked "c/o Shareholder Relations".
(2)
Shares held by the Trustee are voted as directed by the Bank. All shares are beneficially owned, directly and indirectly, together with spouses. Unless otherwise indicated, holders of shares which are not held by the Trustee, share voting power with their spouses. None of the shares are pledged.

(3)	26,329 shares held by Trustee.
(4)	1,293 shares held by Trustee.
(5)	3,031 shares held by Trustee.
(6)	4,809 shares held by Trustee.
(7)	4,383 shares held by Trustee.
(8)	3,530 shares held by Trustee.
(9)	1,527 shares held by Trustee.
(10)	2,095 shares held by Trustee.
(11)	1,527 shares held by Trustee.
(12)	969 shares held by Trustee.
(13)	751 shares held by Trustee.
(14)	491 shares held by Trustee.
(15)	402 shares held by Trustee.

OTHER MATTERS

Indemnification

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of officers, Directors, employees and agents to the fullest extent permitted by Delaware law. Delaware law generally provides for the payment of expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he or she reasonably believed not to be opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim as to which the prospective indemnitee is adjudged to be liable for misconduct in the performance of his or her duty to the Company and then only if, and only to the extent that, a court of competent jurisdiction determines the prospective indemnity is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a Director is pursuant to a statutory provision proscribing the making of loans, dividends, and distribution of assets under certain circumstances.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

Shareholder Rights Plan

On August 5, 2008, the Board of Directors approved a Share Purchase Rights Plan (the “Rights Plan”), pursuant to which the Company entered into a Rights Agreement dated August 5, 2008, with Computershare, as Rights Agent, and the Company declared a dividend of a right to acquire one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock, $0.01 par value per share, to shareholders of record at the close of business on August 15, 2008. Generally, the Rights are only triggered and become exercisable if a person or group (the “Acquiring Person”) acquires beneficial ownership of 10 percent or more of the Company’s common stock or announces a tender offer for 10 percent or more of the Company’s common stock.

The Rights Plan is similar to plans adopted by many other publicly traded companies. The effect of the Rights Plan is to discourage any potential acquirer from triggering the Rights without first convincing Farmers & Merchants Bancorp’s Board of Directors that the proposed acquisition is fair to, and in the best interest of, all of the shareholders of the Company. The provisions of the Rights Plan, if triggered by the Acquiring Person, will substantially dilute the equity and voting interest of any potential acquirer unless the Board of Directors approves of the proposed acquisition (under Article XV of the Company’s Certificate of Incorporation, the Board of Directors has the authority to consider any and all factors in determining whether an acquisition is in the best interests of the Company and its shareholders).

Each Right, if and when exercisable, will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value, at a purchase price of $1,200 for each one one-hundredth of a share, subject to adjustment. Each holder of a Right (except for the Acquiring Person, whose Rights will be null and void upon such event) shall thereafter have the right to receive, upon exercise, that number of Common Shares of the Company having a market value of two times the exercise price of the Right.

At any time before a person becomes an Acquiring Person, the Rights can be redeemed, in whole, but not in part, by Farmers and Merchants Bancorp’s Board of Directors at a price of $0.001 per Right.

On November 19, 2015, the Board of Directors approved a seven-year extension of the term of the Rights Plan. Pursuant to an Amendment to the Rights Agreement dated February 18, 2016, the term of the Rights Plan was extended from August 5, 2018 to August 5, 2025. The extension of the term of the Rights Plan was intended as a means to continue to guard against abusive takeover tactics and was not in response to any particular proposal. The Board also increased the purchase price under the Rights Plan to $1,600 per one one-hundredth of a preferred share from $1,200, to reflect the increase in the market price of the Company’s common stock over the past several years.

The full text of the Amendment was filed with the SEC with the Company’s Form 8-K dated February 18, 2016.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of their ownership of the Company’s common stock with the SEC. Based solely on a review of the filings made with the SEC and written representations from our directors and executive officers, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed on a timely basis, except for a late filing for each of the directors and executive officers reporting a Company contribution into the Executive Retirement Plan at the end of the year. The late filings were due to administrative oversight by the Company’s stock administrator. To its knowledge, the Company has no ten percent or greater shareholder.

Communications with Board of Directors

Any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, Directors generally, non-management Directors or an individual Director only may do so by submitting them in writing to Mark K. Olson, Secretary of Farmers & Merchants Bancorp, 111 W. Pine Street, Lodi, CA 95240. All correspondence must include information to identify the person submitting the communication or concern, including name, address, telephone number and e-mail address (if applicable) together with information indicating the relationship of such person to the Company. The Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response. The Company may institute appropriate procedures to establish the authenticity of any communication or concern before forwarding. The Company is not obligated to investigate any anonymous submissions.

Shareholder Nominations, Notices and Proposals

Article III, Section 3.4 of the By-Laws of the Company provides a procedure for nomination for election of members of the Board of Directors of the Company. Nominations for election to the Board of Directors may be made by the Board of Directors or by any holder of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.

Nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the Chairman of the Nominating Committee at 111 West Pine Street, Lodi, CA 95240, not less than thirty (30) days or more than sixty (60) days prior to any meeting of shareholders called for election of Directors, provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Company not later than the close of business on the seventh (7th) day following the day on which the notice of meeting was mailed. If the Company’s 2023 annual meeting of shareholders is held on the third Monday of May (as has historically generally been the case), any shareholder nomination, to be timely, must be received by the Company not later than April 15, 2023 and not earlier than March 16, 2023. Notification must contain certain information as to each proposed nominee and as to each person acting alone or in conjunction with one or more persons, in making such nomination or in organizing, directing or financing such nomination. The Chairman of the meeting may, in his or her discretion, determine and declare to the meeting that a nomination not made in accordance with the foregoing procedure shall be disregarded.

A copy of the By-Laws of the Company can be obtained by written request to the Secretary of the Company, Mark K. Olson, 111 West Pine Street, Lodi, CA 95240. A copy of the Nominating Committee’s charter, which outlines the Committee’s nominating process, including the standards and qualifications to be considered for Board membership, is available for review on the Company’s website at http://www.fmbonline.com.

Pursuant to Article II, Section 2.6 of the Company’s By-Laws, in order for other business to be properly brought before a meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and must have been a shareholder of record at the time such notice is given. To be timely, a shareholder’s notice shall be delivered to or mailed (by United States registered mail, return receipt requested) and received at the principal executive offices of the Company not less than seventy (70) days nor more than ninety (90) days prior to the first anniversary date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by a shareholder to be timely must be so delivered or mailed (by U.S. registered mail, return receipt requested) and received no earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the seventieth (70th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

Notice of any shareholder proposal by a shareholder to properly bring business before the 2023 annual meeting, to be timely, must be received by the Company no later than March 7, 2023, and no earlier than February 15, 2023. Such shareholder’s notice to the Secretary must contain certain additional information, which is more particularly described in Article II, Section 2.6 of the Company’s By-Laws. No business shall be conducted at an annual meeting of shareholders unless proposed in accordance with the foregoing procedures. The Chairman of the meeting shall, if the factors warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the foregoing procedure and such business shall not be transacted.

Under the Rules of the SEC, if a shareholder intends to include a proposal in the Company’s proxy statement and form of proxy for presentation at the Company’s 2023 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 9, 2022. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in the Company’s proxy statement under the rules of the SEC.

A complete list of shareholders entitled to vote will be available for inspection by shareholders of record at the office of the Secretary of the Company at 111 West Pine Street, Lodi, CA for the ten days prior to the meeting.

Cumulative Voting

With respect to the election of Directors, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock held by such shareholder multiplied by the number of Directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares of common stock of the Company and 7 Directors are being elected, you have 70 votes – you can cast all of them for one nominee, or two or more nominees if you so choose. No shareholder shall be entitled to cumulate votes (i.e., cast for any one or more nominees a number of votes greater than the number of shares of common stock of the Company held by such shareholder) unless the name(s) of the nominee(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article III, Section 3.4 of the Company’s By-laws and, in accordance with Article II, Section 2.9 of the Company’s By-laws, a shareholder has given at least two days written notice to the Secretary of the Company of an intention to cumulate votes prior to the vote.

Other Matters

The Management and Directors of the Company are not aware of any other matters to be presented for consideration at the virtual annual meeting to be held on May 16, 2022 or any adjournments or postponements thereof. If any other matters should properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

No Incorporation by Reference of Certain Portions of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Report of the Personnel Committee of the Board of Directors on Executive Compensation is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

MMMMMMMMMMMM 000004 ENDORSEMENT_LINE______________ SACKPACK_____________000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/FMCB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FMCB            1.Election of Directors:   q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q   For Withhold For Withhold ForWithhold+   01- Edward Corum, Jr. 04 - Kevin Sanguinetti 07 - Terrance A. Young   02- Stephenson K. Green 05 - Kent A. Steinwert   03- Gary J. Long  06 - Calvin (Kelly) Suess When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.    C 1234567890J N T 7 0 A V5 3 6 7 9 4    MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

The 2022 Annual Meeting of Stockholders of Farmers & Merchants Bancorp will be held on Monday, May 16, 2022, 4:00 P.M. PST, virtually via the internet at meetnow.global/MQV4GDR. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.     Important notice regarding the internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2021 Annual Report are available at: www.envisionreports.com/FMCB     q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q   + ANNUAL MEETING OF STOCKHOLDERS May 16, 2022 This Proxy is solicited on behalf of the Board of Directors The signer hereby appoint(s) Edward Corum, Jr., Kevin Sanguinetti and Kent A. Steinwert and any of them, each with full power of substitution as Proxy of the signer, to attend the Annual Meeting of Stockholders of Farmers & Merchants Bancorp to be held virtually at 4:00 p.m. PST, on May 16, 2022 and any adjournment thereof, and to vote the number of shares the signer would be entitled to vote if personally present as indicated hereon: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED UNDER ITEM 1. THIS PROXY CONFERS ON THE PROXYHOLDERS THE POWER OF CUMULATIVE VOTING AS DESCRIBED IN THE PROXY STATEMENT. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE       Change of Address — Please print new address below.   +